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                                                                     EXHIBIT 3.3

                          AMENDMENT NO. 1 TO BYLAWS OF
                         TANDY BRANDS ACCESSORIES, INC.

         Pursuant to the authority of the Board of Directors of Tandy Brands Accessories, Inc.. (the "Corporation"), and the provision of Article XIV,
Section 2 of the Corporation's Bylaws (the "Bylaws"), the Bylaws are hereby amended effective as of February 23, 1996, in the following respect only:

         1. Article III, Section 8 of the Bylaws is hereby amended in its entirety to read as follows:

         "SECTION 8. Qualifications. No director may serve past the annual meeting following his or her 70th birthday."

         IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing Amendment No. 1 to the Bylaws, the Corporation has caused these presents to be duly executed in its name and behalf by its proper officers thereunto as of February 23, 1996.

                                    TANDY BRANDS ACCESSORIES, INC.


                                    By: /s/ J.S.B. Jenkins
                                        ---------------------------------------
                                        J.S.B. Jenkins, President